EXHIBIT 4.1
March 30, 1998

Interactive Data
14 Wall Street
New York, NY  10005


March 30, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Insured Municipals Income Trust, 229th Insured Multi-Series
    (A Unit Investment Trust) Registered Under the Securities Act of 1933 FILE NO. 333-45163

Gentlemen:

         We have examined the Registration Statement for the above captioned
Fund.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President